Exhibit 99.1

For Augme Technologies, Inc.

Investor Relations Contact:	IP Communications Contact:
Stephanie Prince / Jody Burfening	Bruce Berman
Lippert/Heilshorn & Associates, Inc.	Brody Berman Associates
(212) 838-3777	(212) 683-8125
sprince@lhai.com or ir@augme.com	bberman@brodyberman.com

Augme Technologies Acquires Key
Mobile Technology Patents

 Patent Rights Enhance Company’s Mobile Marketing and Mobile Advertising Portfolio by Adding Interactive Mobile VoIP to Augme’s AD LIFE® Platform

NEW YORK, NY — 05/29/12 — Augme Technologies, Inc. (OTCBB: AUGT), a technology and services leader in interactive media marketing that offers the only patented end-to-end mobile marketing and mobile advertising platform, today announced that it has acquired a family of five (5) issued United States patents. The patents cover Voice over Internet Protocol (“VoIP”) and other critical mobility inventions.

The acquired patents include numbers 7,606,217 entitled “System and method for routing telephone calls over a voice and data network”; 7,460,480 entitled “Dynamically adapting the transmission rate of packets in real-time VoIP communications to the available bandwidth”; 7,676,599 entitled “System and method of binding a client to a server”; 7,782,878 entitled “System and method for sharing an IP address”; and 7,957,401 entitled “System and method for using multiple communication protocols in memory limited processors”.

Additionally, Augme has acquired seven (7) U.S. patent applications from the same seller, Geos Communications IP Holdings, Inc., and eighteen (18) pending international patent applications in related invention families within the field of mobile VoIP. The patents will allow Augme Technologies, Inc. to expand its mobile marketing and mobile advertising technology offerings to include adaptive voice technologies for any mobile environment, VoIP-enabled mobile marketing and advertising, VoIP-enabled E-Commerce and VoIP-enabled services and support features within Augme’s industry-leading AD LIFE ® mobile marketing and mobile advertising platform.

“This patent acquisition supports Augme’s growth strategy, which includes the monetization of both its Hipcricket operating business and its intellectual property (“IP”) portfolio,” stated Nathaniel Bradley, Augme Technologies’ Chief Technology Officer. “The new patents enhance the IP protection capabilities of our AD LIFE® platform and our newly enhanced AD SERVE® mobile advertising solution. They will also facilitate the build-out of our enterprise channel, which will now have additional patented features and capabilities. This acquisition expands our IP portfolio to include 14 issued patents and over 60 pending patents in the U.S. and internationally with over 2,000 claims in the telecom, media and Internet, (“TMT”) space. Although the Company’s stated IP strategy focuses in large part on licensing, Augme remains committed to the vigorous defense of its intellectual property rights.”

Augme Technologies recently signed its first major licensing agreement, with LucidMedia, creating a framework for future patent and brand licensing activities. The newly acquired patents will enhance Augme’s IP business model and expand its domestic and international applications.

“The acquired patents will strengthen Augme’s leadership in the mobile marketing and mobile advertising industry,” said Fred DuFrense, Senior Advisor at ipCapital Licensing Company and a Member of Augme’s Advisory Board. “It better equips the Company to map specific critical functions involving patent protected capabilities and new and advanced feature sets. Licensing is a serious and growing business for Augme, and these new patents amplify coverage in critical areas.”

About Augme Technologies, Inc.

Augme® Technologies, Inc. (OTCBB: AUGT) provides strategic services and mobile marketing technology to leading consumer and healthcare brands. Selling its products and services under the Hipcricket brand, Augme’s platform has provided measurable successes across an industry-leading 175,000 campaigns for its clients, which include many of America’s brand-name leaders (e.g., Macy’s, MillerCoors, Nestle, Clear Channel) in a variety of industries, along with their agencies.

Augme’s offerings allow marketers, brands, and agencies to plan, create, test, deploy, and track mobile marketing programs across every mobile channel, including SMS, MMS, 2D/QR codes, mobile websites, advertising networks, social media and branded apps. Augme’s AD LIFE platform facilitates consumer brand interaction and the ability to track and analyze campaign results. Using its own patented device-detection and proprietary mobile content adaptation software, AD LIFE® solves the mobile marketing industry problem of disparate operating systems, device types, and on-screen mobile content rendering. Augme also provides business-to-consumer solutions, including national mobile couponing campaigns, strategic mobile healthcare tools, custom mobile application development, and consumer data tracking and analytics. In addition to AD LIFE®, Augme in 2011 acquired the assets of Hipcricket, Inc. and JAGTAG, Inc. and licenses the digital broadcast platform BOOMBOX®.  The company’s industry-leading patent portfolio now includes 14 issued patents and over 60 patent applications pending in the U.S. and internationally. Augme is headquartered in New York City, with operations in Seattle, Atlanta, Dallas, Los Angeles, San Francisco, Chicago, Miami and Tucson. For more information visit www.augme.com or www.hipcricket.com.

Augme Technologies, Inc.™, Hipcricket®, Augme®, AD LIFE®, BOOMBOX®, AD SERVE® and the Augme logo are trademarks of Augme Technologies, Inc. All rights reserved. 2009-12.

Forward-Looking Statements

This release includes forward-looking statements. All statements regarding our expected future financial position, results of operations, cash flows, financing plans, business strategy, products and services, competitive positions, growth opportunities, plans and objectives of management for future operations, as well as statements that include words such as “anticipate,” “if,” “believe,” “plan,” “estimate,” “expect,” “intend,” “may,” “could,” “should,” and other similar expressions are forward-looking statements. All forward-looking statements involve risks, uncertainties and contingencies, many of which are beyond our control, which may cause actual results, performance, or achievements to differ materially from anticipated results, performance, or achievements. Factors that may cause actual results to differ materially from those in the forward-looking statements include those set forth in Augme’s Form 10-K for the year ended February 29, 2012 and more recent reports and registration statements filed with the SEC. Augme Technologies, Inc. is under no obligation (and expressly disclaims any such obligation) to update or alter such forward-looking statements, whether as a result of new information, future events or otherwise.

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